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                                                                    EXHIBIT 10.4


[KBRO LETTERHEAD]



                                      March 14, 2000

PRIVATE AND CONFIDENTIAL

Mr. Peter Madsen
Chairman & CEO
FastComm Communications Corporation
45472 Holiday Drive
Sterling, VA 20166

Dear Peter:

       This letter confirms that Kaufman Bros., L.P. ("Kaufman") has been retained by FastComm Communications Corporation (the "Company") to act as the Company's exclusive financial advisor in connection with the acquisition of Cronus Communications, Inc. and Cronus Technology, Inc. (together, the "Target").

A. Performance of Services

       Kaufman will provide the Company with investment banking and financial advice in an attempt to identify, evaluate and negotiate a joint venture, acquisition, merger, consolidation, reorganization, recapitalization, business combination, purchase or sale of capital stock or assets outside the ordinary course of business or other similar transaction (a "Transaction") during the term of this agreement. Kaufman will assess the financial impact of the various alternatives available to the Company, as well as examining the effects of any proposed Transaction upon the Company and its shareholders. In addition, Kaufman will evaluate offers and, to the extent deemed appropriate, assist and direct negotiations leading to the conclusion of a Transaction.

B. Compensation for Services

       Merger Fee

       If during the term of this agreement or within one year thereafter the Company enters into an acquisition, merger, consolidation, reorganization, recapitalization or business combination with the Target, the Company will issue to Kaufman 58,824 shares of the Company's restricted Common Stock (the "Shares"). The Company will register all of the Shares with the SEC as soon as practicable upon their issuance hereunder but in no event later than 120 days after the Shares are due to Kaufman.


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                                             FastComm Communications Corporation
                                                                  March 14, 2000
                                                                          Page 2


       Aggregate Consideration

       Aggregate Consideration is defined and computed as the total proceeds and all other consideration received or receivable upon the consummation of a transaction (including payments to be made in installments), including cash, securities, notes, consulting agreements and agreements not to compete. If a portion of such consideration includes escrowed or contingent payments (whether or not related to future earnings of operations), Aggregate Consideration will include such payments only when the conditions for the payment of such amounts have been satisfied, at which time the Transaction Fee based thereon shall be paid to Kaufman.

       Out-of-Pocket Expenses

       The Company will reimburse Kaufman for all reasonable out-of-pocket expenses incurred in performance of this agreement without regard to whether a Transaction is consummated.

C. Indemnification

       The Company shall indemnify Kaufman in accordance with Exhibit I attached hereto.

D. Confidentiality

       Any financial or other advice, descriptive memoranda or other documentation rendered by Kaufman pursuant to this agreement may not be disclosed publicly or to any third party in any manner without the prior written approval of Kaufman. All non-public information given to Kaufman by the Company will be considered as confidential information and shall be maintained as such by Kaufman until the same becomes known to third parties or the public without release thereof by Kaufman. Kaufman may advertise the conclusion of a Transaction in the financial press.

E. Engagement Period

       This engagement shall continue in effect until August 31, 2001 and shall be automatically renewed for successive monthly periods until terminated in writing by either the Company or Kaufman. The provisions of the paragraphs regarding compensation, confidentiality and indemnification shall survive the term of this Agreement.

       The Company acknowledges that Kaufman is and has been engaged as a broker, dealer, underwriter, placement agent, finder, advisor, and dealmaker, by and for other companies in the industry in which the Company is involved. Accordingly, the Company agrees that Kaufman shall not be required to act exclusively for the Company and may now and, from time to time in the future, be engaged by other companies that compete with the Company. Kaufman may, but shall not be required to bring opportunities to the Company.


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                                             FastComm Communications Corporation
                                                                  March 14, 2000
                                                                          Page 3


F. Miscellaneous

       This agreement sets forth the entire understanding of the parties relating to the subject matter hereof. This agreement may not be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties hereto. This agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties hereto shall deliver notices to each other by personal delivery or by registered mail (return receipt requested). The Company and Kaufman expressly waives all right to trial by jury in any action or proceeding arising out of this letter agreement.

       Please confirm that the foregoing accurately reflects your understanding of the agreement between us by signing on behalf of the Company and returning to Kaufman a duplicate of this letter attached hereto, whereupon it shall become a binding agreement between the Company and Kaufman.


                                            Very truly yours,

                                            KAUFMAN BROS., L.P.


                                            By: /s/ CRAIG D. KAUFMAN
                                               ---------------------------------
                                               Craig D. Kaufman
                                               Chief Executive Officer


ACCEPTED AND AGREED TO:

FASTCOMM COMMUNICATIONS CORPORATION


By: /s/ PETER MADSEN
   ---------------------------------
   Peter Madsen
   Chairman & CEO


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                                             FastComm Communications Corporation
                                                                  March 14, 2000
                                                                          Page 4


                          EXHIBIT I -- INDEMNIFICATION

       The Company agrees that it will indemnify and hold harmless Kaufman, its affiliates, control persons, officers, directors, employees and agents and each person who controls Kaufman within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act (Kaufman and each such entity and person being hereinafter called an "Indemnified Party") from and against any and all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' and accountants' fees), as incurred, to which such Indemnified Party may become subject which are (a) related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company or (ii) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by an Indemnified Party with the Company's consent or in conformity with the instructions of, or actions taken or omitted to be taken by the Company or (b) otherwise related to or arising out of Kaufman's acting pursuant to this agreement. The Company also agrees to reimburse each Indemnified Party within 30 days of submission of an invoice with respect thereto for all expenses incurred (including fees and disbursements of counsel) in connection with the investigation of or the preparation for or defense of any pending or threatened formal or informal claim, action, investigation or other proceeding caused by or arising out of or in connection with Kaufman's acting pursuant to this agreement, whether or not Kaufman is a named party thereto and whether or not any liability results therefrom. The Company will not be responsible, however, for any loss, claim damage or liability for which indemnification is sought solely pursuant to the first sentence of this paragraph which a court of competent jurisdiction shall have determined by a final judgment to have resulted primarily from willful misconduct or gross negligence on the part of the Indemnified Party seeking indemnification hereunder.

       Promptly after receipt by any Indemnified Party of notice of any complaint or the commencement of any action or proceeding in connection with any matter related to Kaufman's activities pursuant to the letter agreement, Kaufman will notify the Company in writing of such complaint or of the commencement of such action or proceeding and if the Company so elects or is requested by Kaufman, the Company will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to Kaufman and the payment of the fees and disbursements of such counsel, in which event the Company shall not be obligated to pay the fees and disbursements of separate counsel for Kaufman in such action. However, failure by Kaufman to so notify the Company of such claim or such commencement shall not relieve the Company from any obligation hereunder except to the extent that such failure shall result in prejudice to the Company. In the event, however, that Kaufman's legal counsel shall determine that defenses may be available to an Indemnified Party that are different from or in addition to those available to the Company or that there is or could reasonably be expected to be a conflict of interest by reason of the Company and an Indemnified Party having common counsel in any action or proceeding, or if the Company has not assumed the defense of any action or proceeding, then Kaufman may employ separate counsel to represent or defend it or any Indemnified Party in any such action or proceeding in which it or such Indemnified Party


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                                             FastComm Communications Corporation
                                                                  March 14, 2000
                                                                          Page 5


may become involved or is named as defendant and the Company shall pay the fees and disbursements, as Incurred by such separate counsel; provided that the Company shall not be obligated to pay the fees and disbursements of more than one such separate counsel for any one such action or proceeding in any one jurisdiction.

       If for any reason the foregoing indemnification is unavailable to Kaufman, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by Kaufman as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Company and its stockholders on the one hand and Kaufman on the other; provided that in no event will the aggregate contribution by Kaufman hereunder exceed the amount of fees actually received by Kaufman pursuant to this agreement. It is agreed that the relative benefit of the Company on the one hand and of Kaufman on the other hand with respect to any financing shall be deemed to be in the same proportion as (x) the Aggregate Consideration paid or proposed to be paid in such financing (whether or not such financing is consummated) bears (y) to the fee payable to Kaufman with respect to such financing pursuant to this agreement.

       The reimbursement, indemnity and contribution obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Kaufman and any such person. The provisions of this Exhibit I shall survive the termination and expiration of this agreement.